Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2013

ALISO VIEJO, CA — February 20, 2014 — Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Operational Results (With the exception of Comparable Hotel RevPAR, year-over-year comparisons for the fourth quarter 2013 are not meaningful due to a 20-day reduction in the Marriott fourth quarter 2013 reporting calendar) (1):

•                  Comparable Hotel RevPAR increased 3.5% to $145.33 (as compared to fourth quarter 2012).

•                  Comparable Hotel EBITDA Margins were 28.2%.

•                  Adjusted EBITDA was $62.3 million.

•                  Pro Forma Adjusted EBITDA was $66.2 million. (2)

•                  Adjusted FFO per diluted share was $0.23.

•                  Income available to common stockholders was $2.1 million.

•                  Income available to common stockholders per diluted share was $0.01.

Full Year 2013 Operational Results (as compared to Full Year 2012) (1):

•                  Comparable Hotel RevPAR increased 4.5% to $148.20.

•                  Comparable Hotel EBITDA Margins increased 40 basis points to 28.4%.

•                  Adjusted EBITDA was $240.8 million (vs. $242.5 million in 2012).

•                  Pro Forma Adjusted EBITDA was $267.5 million (vs. $253.7 million in 2012). (2)

•                  Adjusted FFO per diluted share was $0.93 (vs. $1.01 in 2012).

•                  Income available to common stockholders was $46.5 million (vs. $17.8 million in 2012).

•                  Income available to common stockholders per diluted share was $0.29 (vs. $0.14 in 2012).

Ken Cruse, Chief Executive Officer, stated, “Our operations continued to grow in the fourth quarter. Ongoing broad-based improvements in demand helped to drive our Adjusted EBITDA and Adjusted FFO per diluted share to the high end of our guidance range. Our portfolio is now operating above 80% occupancy, and leading indicators for our business - such as group booking trends — currently point toward continued positive growth over the next several years. Accordingly, the mid-point of our 2014 guidance implies an 18% increase in our Adjusted FFO per diluted share.”

(1)         Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 28 Hotel Portfolio, which includes all hotels held for investment by the Company as of December 31, 2013 except the Boston Park Plaza, and which also includes prior ownership results as applicable in 2013 and 2012 for the Hilton New Orleans St. Charles acquired in May 2013, and the Hyatt Regency San Francisco acquired in December 2013, along with prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired in June 2012, and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired in July 2012. Comparable Hotel RevPAR includes the effects of converting the operating statistics for the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis. Comparable Hotel EBITDA Margin information excludes non-current year net property tax related adjustments, but includes the full impact of current-year property tax related adjustments in the quarter such adjustments are realized.

(2)         Pro forma Adjusted EBITDA information presented reflects the Company’s 29 Hotel Portfolio plus prior ownership results for hotels acquired during the periods represented. Also includes pro forma adjustments related to the 11% dividend yield on the $25 million preferred equity investment retained on the four-hotel portfolio sold in January 2013.

SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended December 31,				Years Ended December 31,
	2013	2012	Change		2013	2012	Change

Comparable Hotel RevPAR (1)	$145.33	$140.39	3.5%		$148.20	$141.84	4.5%
Comparable Hotel Occupancy (1)	77.3%	75.8%	150	bps	80.2%	79.4%	80	bps
Comparable Hotel ADR (1)	$188.01	$185.21	1.5%		$184.79	$178.64	3.4%

Comparable Hotel EBITDA Margin (2)	28.2%	N/A			28.4%	28.0%	40	bps

Net Income (2)	$5.2	N/A			$70.0	$49.6
Adjusted EBITDA (2)	$62.3	N/A			$240.8	$242.5
Adjusted FFO (2)	$40.5	N/A			$151.2	$128.6
Adjusted FFO per diluted share (2)	$0.23	N/A			$0.93	$1.01

(1)         2012 Comparable Hotel RevPAR, Occupancy and ADR for the Company’s ten Marriott-managed hotels include the effects of converting the operating statistics for the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis.

(2)         Fourth quarter 2013 Comparable Hotel EBITDA Margin, Net Income, Adjusted EBITDA, Adjusted FFO and Adjusted FFO per diluted share year-over-year comparisons are not meaningful due to a 20-day reduction in the Marriott fourth quarter 2013 reporting calendar as compared to the fourth quarter 2012.

Disclosure regarding the non-GAAP financial measures in this release is included on page 6. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 11 through 15 of this release.

The Company’s actual results for the quarter and year ended December 31, 2013 compare to its guidance originally provided on November 11, 2013 as follows:

Metric	Quarter Ended December 31, 2013 Guidance (1)	Quarter Ended December 31, 2013 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR Growth (2)	+3.0% - 4.0%	3.5%	0.0%
Net Income ($ millions)	$6 - $10	$5	$(3)
Adjusted EBITDA ($ millions)	$59 - $63	$62	$1
Adjusted FFO ($ millions)	$36 - $40	$40	$2
Adjusted FFO per diluted share	$0.21 - $0.23	$0.23	$0.01
Diluted Weighted Average Shares Outstanding	174,660,000	174,758,000	98,000

(1)         Reflects guidance presented on November 11, 2013.

(2)         Comparable Hotel RevPAR statistics include the effects of converting the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis.

Metric	FY 2013 Guidance (1)	FY 2013 Actual Results (unaudited, except Net Income)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR Growth (2)	+3.5% - 5.5%	4.5%	0.0%
Net Income ($ millions)	$73 - $77	$70	$(5)
Adjusted EBITDA ($ millions)	$238 - $242	$241	$1
Adjusted FFO ($ millions)	$147 - $151	$151	$2
Adjusted FFO per diluted share	$0.90 - $0.93	$0.93	$0.02
Diluted Weighted Average Shares Outstanding	162,440,000	162,251,000	(189,000)

(1)         Reflects guidance presented on November 11, 2013.

(2)         Comparable Hotel RevPAR statistics include the effects of converting the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis.

Full Year 2013 Transaction Highlights

Acquisitions and Dispositions - The Company completed several acquisition and disposition transactions in 2013 resulting in a material improvement in the quality, scale and geographic footprint of its portfolio. The Company’s 2013 acquisitions and dispositions include the following:

•                  In January, the Company sold a four hotel, 1,222-room portfolio and a commercial laundry facility in Rochester, Minnesota (“Rochester Portfolio”) for a net sale price of $230.0 million ($172,000/key based on the allocated purchase price for the four hotels).

•                  In May, the Company acquired the fee simple interest in the 250-room Hilton New Orleans St. Charles for a net purchase price of $59.1 million ($236,000/key).

•                  In July, the Company acquired the fee simple interest in the 1,053-room Boston Park Plaza hotel for a net purchase price of $248.0 million ($236,000/key).

•                  In December, the Company acquired the fee simple interest in the 802-room Hyatt Regency San Francisco for a net purchase price of $262.5 million ($327,000/key).

Finance: The Company completed several finance transactions in 2013 resulting in a material reduction in overall leverage and a significant increase in financial flexibility. The Company’s 2013 finance transactions include the following:

•                  In January, the Company retained a $25.0 million, 11% dividend yield preferred equity investment in conjunction with the Rochester Portfolio disposition.

•                  In January, the Company extinguished $27.1 million of mortgage debt in conjunction with the Rochester Portfolio disposition.

•                  In January, the Company redeemed the remaining $58.0 million outstanding of its 4.60% Exchangeable Senior Notes.

•                  In February, the Company issued 25.3 million shares of its common stock, including the underwriters’ over-allotment of 3.3 million shares, for net proceeds of $294.9 million.

•                  In March, the Company redeemed all 7,050,000 shares outstanding of its 8% Series A Cumulative Redeemable Preferred Stock with a face value of $176.3 million.

•                  In May, the Company redeemed all 4,102,564 shares of its 6.45% Series C Cumulative Convertible Redeemable Preferred Stock with a face value of $100.0 million.

•                  In July, the Company assumed a $119.2 million mortgage secured by the Boston Park Plaza with a fixed interest rate of 4.402% and a maturity date in February 2018.

•                  In November, the Company issued 20 million shares of its common stock for net proceeds of $270.9 million.

Recent Developments

On February 19, 2014, the Company’s Board of Directors authorized a share repurchase program to acquire up to $100.0 million of the Company’s common and preferred stock. Future purchases will depend on various factors, including the Company’s capital needs as well as the Company’s common and preferred stock price.

On February 20, 2014, the Company entered into separate Equity Distribution Agreements (the “Agreements”) with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Managers”). Under the terms of the Agreements, the Company may issue and sell from time to time through or to the Managers, as sales agents and/or principals, the Company’s common shares of beneficial interest having an aggregate offering price of up to $150.0 million. Future sales will depend on various factors, including the Company’s capital needs, as well as the Company’s common stock price.

John V. Arabia, the Company’s President, has been appointed to the Company’s Board of Directors. Mr. Arabia joined the Company in April 2011 as Chief Financial Officer and Executive Vice President of Corporate Strategy, was promoted to President in February 2012 and was appointed to the Company’s Board of Directors effective February 19, 2014.

Ken Cruse added, “We are pleased to announce the appointment of John Arabia to our Board of Directors. This appointment will deepen our already strong Board of Directors and improve our best-in-class corporate governance.”

Balance Sheet/Liquidity Update

As of December 31, 2013, the Company had approximately $193.7 million of cash and cash equivalents, including restricted cash of $89.3 million.

As of December 31, 2013, the Company had total assets of $3.5 billion, including $3.2 billion of net investments in hotel properties, total consolidated debt of $1.4 billion and stockholders’ equity of $1.9 billion.

Capital Improvements

The Company invested $26.0 million into capital improvements of its portfolio during the fourth quarter of 2013. During 2013, the Company invested $117.7 million into capital improvements of its portfolio, including significant renovations at the Hilton Times Square, Hyatt Chicago Magnificent Mile, Hyatt Regency Newport Beach and the Renaissance Westchester.

The Company expects to invest approximately $120 million to $140 million into its portfolio during 2014. Several of the 2014 projects began in the fourth quarter of 2013 and are expected to be completed during the first quarter of 2014. Included in the Company’s expected capital investments are approximately $15 million to $20 million of energy investments throughout the portfolio that are expected to generate substantial returns on investment. Based on the scope and timing of 2014 scheduled renovations, the Company expects $2.0 million to $4.0 million of renovation revenue displacement in 2014. A selection of 2014 scheduled renovations includes:

•                  Boston Park Plaza:  The Company expects to invest approximately $18 million to $19 million in 2014 to upgrade the hotel’s infrastructure; including elevators, façade, roof and HVAC, as well as the preparation of approximately 30,000 square feet of unoccupied retail space to rent to third party tenants. The Company has executed new leases with Hermes of Paris, Inc., who will occupy a 5,500 square foot retail store on the first floor, and with Strega Restaurant Group, a local operator of high-end restaurants, who will occupy a 5,900 square foot restaurant on the first floor. Both tenants are expected to occupy their respective spaces during the second half of 2014. The Company is in the process of finalizing lease terms with a national fitness facility operator to occupy the additional leasable space on the first floor and basement level of the hotel. The Company expects approximately $1.0 million to $1.5 million of renovation revenue displacement in the second half of 2014, largely from the HVAC systems upgrade. A full guestroom and corridor renovation is scheduled to begin in the fourth quarter 2015, which is expected to be a seasonally slow demand period for the hotel.

•                  Hyatt Regency San Francisco:  The Company is currently investing approximately $17 million to renovate all 802 guestrooms and suites, bathrooms and corridors as previously announced at the time of the acquisition. The guestroom renovation began in January 2014 and is expected to be completed during the second quarter 2014. The Company expects $1.0 million to $2.0 million of renovation revenue displacement in 2014, which was previously incorporated in the Company’s 2014 hotel forecast provided at the time of the acquisition.

•                  Doubletree Guest Suites Times Square:  The Company is currently investing approximately $5 million to renovate the hotel lobby and fitness center, and to install a new digital revenue-generating marquee sign.  This work began in December 2013, and will be substantially completed during the first quarter 2014 with no expected disruption to operations. Additionally, the Company expects to invest approximately $10 million to order FF&E for the anticipated first quarter 2015 rooms and corridor renovation. The Company does not anticipate meaningful renovation disruption in 2014.

•                  Ordinary Course Rooms & Public Space Renovations:  During 2014, the Company expects to invest approximately $40 million to complete routine guestroom/bath and public space renovations, many of which began during the fourth quarter 2013 and are expected to be substantially completed during the first quarter 2014. Rooms and public space renovations at the Hilton Garden Inn Chicago ($8 million), Renaissance Long Beach ($5 million), and Renaissance Orlando ($8 million) are expected to be substantially completed during the first quarter. A full hotel renovation at the Hilton New Orleans ($7 million) and guest bathroom renovation at the Renaissance Harborplace ($3 million) will commence during the third and fourth quarters to minimize disruption. The Hilton San Diego Bayfront ($4 million) and Renaissance Washington DC ($5 million) will renovate meeting space during lower seasonal demand periods, resulting in no expected material disruption to operations. Taken as a whole, the Company expects approximately $1 million of renovation revenue disruption from these ordinary course renovations in 2014.

•                  Energy Investments: The Company expects to invest approximately $15 million to $20 million throughout its portfolio in 2014 on return-focused energy and system investments. Investments range from LED light bulb replacements to complete chiller/boiler system overhauls. The Company expects to realize a return in the 10% to 30% range on these energy related investments.

2014 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, prior-year property tax assessments and/or credits, debt repurchases or unannounced financings during 2014.

For the first quarter and full year 2014, the Company expects:

Metric	Quarter Ended March 31, 2014 Guidance	Full Year 2014 Guidance
Comparable Hotel RevPAR Growth (2)	+5.5% - 7.5%	4.0% - 6.5%
Net Income (Loss) ($ millions)	$(11) - $(8)	$57 - $77
Adjusted EBITDA ($ millions)	$44 - $47	$275 - $295
Adjusted FFO ($ millions)	$23 - $26	$190 - $210
Adjusted FFO per diluted share	$0.12 - $0.14	$1.04 - $1.15
Diluted Weighted Average Shares Outstanding	181,600,000	182,100,000

First quarter and full year 2014 guidance are based in part on the following assumptions:

•                  Full year comparable hotel EBITDA margin expansion of approximately 25 to 125 basis points.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of approximately $21 million to $22 million.

•                  Full year interest expense of approximately $69 million, including $3 million in amortization of deferred financing fees.

•                  Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.

Dividend Update

On February 19, 2014, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable to its common stockholders. The Company’s Board of Directors also declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on or before April 15, 2014 to common and preferred stockholders of record on March 31, 2014.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income.  Based on the guidance provided herein, the Company expects full year 2014 taxable income to result in required distributions of $0.50 - $0.60 per share. The level and composition of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives. As a result, any future common stock dividends may be comprised of cash only, or a combination of cash and stock, consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2013 financial results on February 21, 2014, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-877-941-8609 (for domestic callers) or 1-480-629-9645 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of February 20, 2014 has interests in 29 hotels comprised of 13,753 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  Our goal is to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet. As demand for lodging generally fluctuates with the overall economy (we refer to these changes in demand as the lodging cycle), we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 20, 2014, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable hotel EBITDA and comparable hotel EBITDA margin. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. We believe the use of FFO facilitates comparisons between us and other lodging REITs.

We also present Adjusted FFO when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO:

•                  Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable tenant lease assets recorded in conjunction with our acquisitions of the Hilton New Orleans St. Charles and the Hyatt Regency San Francisco, and the unfavorable tenant lease liabilities recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile and the Hyatt Regency San Francisco. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•                  Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•                  Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•                  Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•                  Consolidated partnership adjustments: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•                  Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Other adjustments: we exclude other adjustments such as lawsuit settlement costs (or the reversal of these costs), prior year property tax assessments and/or credits, management company transition costs, and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO, we also exclude the non-cash gains or losses on our derivatives, as well as the original issuance costs associated with the redemption of preferred stock and any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting comparable hotel EBITDA and comparable hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of comparable hotel EBITDA results in a more accurate presentation of the hotel EBITDA margins for the Company’s 28 comparable hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance. Our 28 comparable hotels include all hotels held for investment as of December 31, 2013 except the Boston Park Plaza, and also include prior ownership results as applicable in 2012 and 2013 for the Hilton New Orleans St. Charles acquired in May 2013, and the Hyatt Regency San Francisco acquired in December 2013, along with prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired in July 2012.

Our presentation of Comparable Hotel RevPAR, Comparable Hotel Occupancy and Comparable Hotel ADR include the effects of converting the operating statistics for the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO and Adjusted FFO are set forth on page 11.  Reconciliations and the components of comparable hotel EBITDA and comparable hotel EBITDA margin are set forth on pages 14 and 15.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$104,363	$157,217
Restricted cash	89,306	78,394
Accounts receivable, net	29,941	27,498
Inventories	1,464	1,377
Prepaid expenses	12,612	10,739
Assets held for sale, net	—	132,335
Total current assets	237,686	407,560

Investment in hotel properties, net	3,231,382	2,681,877
Deferred financing fees, net	9,219	11,931
Goodwill	9,405	9,405
Other assets, net	21,106	25,902

Total assets	$3,508,798	$3,136,675

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$25,116	$22,646
Accrued payroll and employee benefits	29,933	26,738
Dividends payable	11,443	7,437
Other current liabilities	30,288	30,963
Current portion of notes payable	23,289	76,723
Notes payable of assets held for sale	—	27,270
Liabilities of assets held for sale	—	8,228
Total current liabilities	120,069	200,005

Notes payable, less current portion	1,380,786	1,286,666
Capital lease obligations, less current portion	15,586	15,621
Other liabilities	39,958	15,070
Total liabilities	1,556,399	1,517,362

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, zero shares issued and outstanding at December 31, 2013 and 4,102,564 shares issued and outstanding at December 31, 2012, liquidation preference of $24.375 per share	—	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, zero shares issued and outstanding at December 31, 2013 and 7,050,000 shares issued and outstanding at December 31, 2012, stated at liquidation preference of $25.00 per share	—	176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2013 and December 31, 2012, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 180,858,699 shares issued and outstanding at December 31, 2013 and 135,237,438 shares issued and outstanding at December 31, 2012	1,809	1,352
Additional paid in capital	2,068,721	1,493,397
Retained earnings	224,364	158,376
Cumulative dividends	(511,444)	(475,144)
Accumulated other comprehensive loss	—	(5,335)
Total stockholders’ equity	1,898,450	1,463,896
Non-controlling interest in consolidated joint ventures	53,949	55,417
Total equity	1,952,399	1,519,313

Total liabilities and equity	$3,508,798	$3,136,675

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Revenues
Room	$171,364	$160,817	$653,955	$576,146
Food and beverage	57,796	57,798	213,346	200,810
Other operating	14,735	14,352	56,523	52,128
Total revenues	243,895	232,967	923,824	829,084
Operating expenses
Room	46,023	40,910	170,361	147,932
Food and beverage	39,646	39,333	147,713	139,106
Other operating	4,406	4,391	16,819	16,162
Advertising and promotion	12,540	12,096	47,306	42,474
Repairs and maintenance	9,841	9,251	35,884	32,042
Utilities	6,799	6,760	27,006	25,596
Franchise costs	8,913	8,644	32,932	30,067
Property tax, ground lease and insurance	20,804	16,587	79,004	66,830
Property general and administrative	27,493	26,229	103,454	94,642
Corporate overhead	6,555	5,430	26,671	24,316
Depreciation and amortization	36,235	34,339	137,476	130,907
Total operating expenses	219,255	203,970	824,626	750,074
Operating income	24,640	28,997	99,198	79,010
Interest and other income	743	142	2,821	297
Interest expense	(18,699)	(18,721)	(72,239)	(76,821)
Loss on extinguishment of debt	—	—	(44)	(191)
Income before income taxes and discontinued operations	6,684	10,418	29,736	2,295
Income tax provision	(1,435)	(1,148)	(8,145)	(1,148)
Income from continuing operations	5,249	9,270	21,591	1,147
Income from discontinued operations	—	1,844	48,410	48,410
Net income	5,249	11,114	70,001	49,557
Income from consolidated joint venture attributable to non-controlling interest	(722)	(67)	(4,013)	(1,761)
Distributions to non-controlling interest	(8)	(7)	(32)	(31)
Dividends paid on unvested restricted stock compensation	(100)	—	(201)	—
Preferred stock dividends and redemption charges	(2,300)	(7,437)	(19,013)	(29,748)
Undistributed income allocated to unvested restricted stock compensation	—	(41)	(235)	(203)
Income available to common stockholders	$2,119	$3,562	$46,507	$17,814

Basic and diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.01	$0.01	$(0.01)	$(0.24)
Income from discontinued operations	—	0.02	0.30	0.38
Basic and diluted income available (loss attributable) to common stockholders per common share	$0.01	$0.03	$0.29	$0.14

Basic and diluted weighted average common shares outstanding	174,119	135,237	161,784	127,027

Dividends declared per common share	$0.05	$—	$0.10	$—

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income	$5,249	$11,114	$70,001	$49,557
Operations held for investment:
Depreciation and amortization	36,235	34,339	137,476	130,907
Amortization of lease intangibles	1,028	1,029	4,112	4,113
Interest expense	18,699	18,721	72,239	76,821
Income tax provision	1,435	1,148	8,145	1,148
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(722)	(67)	(4,013)	(1,761)
Depreciation and amortization	(807)	(1,424)	(3,956)	(5,685)
Interest expense	(582)	(605)	(2,341)	(2,477)
Discontinued operations:
Depreciation and amortization	—	2,182	—	13,164
Amortization of lease intangibles	—	—	—	14
Interest expense	—	387	99	6,490
EBITDA	60,535	66,824	281,762	272,291

Operations held for investment:
Amortization of deferred stock compensation	1,280	812	4,858	3,466
Amortization of favorable and unfavorable contracts, net	45	114	320	206
Non-cash straightline lease expense	507	694	2,055	2,777
Capital lease obligation interest - cash ground rent	(351)	(351)	(1,404)	(819)
(Gain) loss on sale of assets, net	(7)	(4)	(12)	18
Loss on extinguishment of debt	—	—	44	191
Closing costs - completed acquisitions	395	—	1,678	1,965
Lawsuit settlement costs, net	—	—	358	158
Prior year property tax and CAM adjustments, net	—	—	106	621
Hotel laundry closing costs	—	199	—	623
Non-controlling interests:
Non-cash straightline lease expense	(112)	(111)	(450)	(450)
Prior year property tax adjustments, net	—	—	—	(202)
Discontinued operations:
Gain on sale of assets, net	—	—	(51,620)	(38,292)
Loss on extinguishment of debt	—	—	3,115	—
Lawsuit settlement costs reversal	—	—	—	(48)
	1,757	1,353	(40,952)	(29,786)

Adjusted EBITDA	$62,292	$68,177	$240,810	$242,505

Reconciliation of Net Income to FFO and Adjusted FFO

Net income	$5,249	$11,114	$70,001	$49,557
Preferred stock dividends and redemption charges	(2,300)	(7,437)	(19,013)	(29,748)
Operations held for investment:
Real estate depreciation and amortization	35,850	34,005	136,047	129,668
Amortization of lease intangibles	1,028	1,029	4,112	4,113
(Gain) loss on sale of assets, net	(7)	(4)	(12)	18
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(722)	(67)	(4,013)	(1,761)
Real estate depreciation and amortization	(807)	(1,424)	(3,956)	(5,685)
Discontinued operations:
Real estate depreciation and amortization	—	2,182	—	13,164
Amortization of lease intangibles	—	—	—	14
Gain on sale of assets	—	—	(51,620)	(38,292)
FFO	38,291	39,398	131,546	121,048

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	45	114	320	206
Non-cash straightline lease expense	507	694	2,055	2,777
Write-off of deferred financing fees	—	—	—	3
Non-cash interest related to (gain) loss on derivatives, net	(96)	(189)	(525)	406
Loss on extinguishment of debt	—	—	44	191
Closing costs - completed acquisitions	395	—	1,678	1,965
Lawsuit settlement costs, net	—	—	358	158
Prior year property tax and CAM adjustments, net	—	—	106	621
Hotel laundry closing costs	—	199	—	623
Income tax provision	1,435	1,148	8,145	1,148
Preferred stock redemption charges	—	—	4,770	—
Non-controlling interests:
Non-cash straightline lease expense	(112)	(111)	(450)	(450)
Non-cash interest related to loss on derivative, net	(1)	—	(3)	(1)
Prior year property tax adjustments, net	—	—	—	(202)
Discontinued operations:
Loss on extinguishment of debt	—	—	3,115	—
Write-off of deferred financing fees	—	—	—	185
Lawsuit settlement costs reversal	—	—	—	(48)
	2,173	1,855	19,613	7,582

Adjusted FFO	$40,464	$41,253	$151,159	$128,630

FFO per diluted share	$0.22	$0.29	$0.81	$0.95

Adjusted FFO per diluted share	$0.23	$0.30	$0.93	$1.01

Basic weighted average shares outstanding	174,119	135,237	161,784	127,027
Shares associated with unvested restricted stock awards	639	385	467	274
Diluted weighted average shares outstanding	174,758	135,622	162,251	127,301

Sunstone Hotel Investors, Inc.

Reconciliation of Net Loss to Non-GAAP Financial Measures

Guidance for First Quarter 2014

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarter Ended
	March 31, 2014
	Low	High

Net loss	$(10,550)	$(7,550)
Depreciation and amortization	37,000	37,000
Amortization of lease intangibles	1,000	1,000
Interest expense	17,700	17,700
Income tax provision	300	300
Non-controlling interests	(3,000)	(3,000)
Amortization of deferred stock compensation	1,300	1,300
Non-cash straightline lease expense	600	600
Capital lease obligation interest - cash ground rent	(350)	(350)
Adjusted EBITDA	$44,000	$47,000

Reconciliation of Net Loss to Adjusted FFO

Net loss	$(10,550)	$(7,550)
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	36,450	36,450
Non-controlling interests	(2,600)	(2,600)
Amortization of lease intangibles	1,000	1,000
Non-cash straightline lease expense	600	600
Adjusted FFO	$22,600	$25,600

Adjusted FFO per diluted share	$0.12	$0.14

Diluted weighted average shares outstanding	181,600	181,600

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2014

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2014
	Low	High

Net income	$56,650	$76,650
Depreciation and amortization	148,000	148,000
Amortization of lease intangibles	4,000	4,000
Interest expense	69,500	69,500
Income tax provision	1,000	1,000
Non-controlling interests	(11,550)	(11,550)
Amortization of deferred stock compensation	6,000	6,000
Non-cash straightline lease expense	2,800	2,800
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Adjusted EBITDA	$275,000	$295,000

Reconciliation of Net Income to Adjusted FFO

Net income	$56,650	$76,650
Preferred stock dividends	(9,200)	(9,200)
Real estate depreciation and amortization	146,000	146,000
Non-controlling interests	(10,000)	(10,000)
Amortization of lease intangibles	4,000	4,000
Non-cash straightline lease expense	2,800	2,800
Adjusted FFO	$190,250	$210,250

Adjusted FFO per diluted share	$1.04	$1.15

Diluted weighted average shares outstanding	182,100	182,100

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended December 31, 2013					Three Months Ended December 31, 2012
	Actual (1)	Prior Ownership Adjustments (2)	Pro Forma Comparable (3)	Non-Comparable Hotel (4)	Comparable (5)	Actual (6)	Prior Ownership Adjustments (7)	Pro Forma Comparable (3)	Non-Comparable Hotel (4)	Comparable (5)
Number of Hotels	29		29	(1)	28	26	3	29	(1)	28
Number of Rooms	13,744		13,744	(1,053)	12,691	11,639	2,105	13,744	(1,053)	12,691

Hotel EBITDA Margin (8)	28.1%	22.7%	27.8%	23.5%	28.1%	30.3%	20.4%	28.8%	23.1%	29.2%
Hotel EBITDA Margin adjusted for non-current year property tax related adjustments (9)	28.3%	22.7%	27.9%		28.2%	30.2%		28.8%		29.1%

Hotel Revenues
Room revenue	$171,364	$11,744	$183,108	$(13,462)	$169,646	$160,817	$28,269	$189,086	$(11,605)	$177,481
Food and beverage revenue	57,796	4,544	62,340	(3,468)	58,872	57,798	9,053	66,851	(3,695)	63,156
Other operating revenue	13,074	704	13,778	(652)	13,126	12,879	2,157	15,036	(774)	14,262
Total Hotel Revenues	242,234	16,992	259,226	(17,582)	241,644	231,494	39,479	270,973	(16,074)	254,899

Hotel Expenses
Room expense	46,023	4,055	50,078	(4,217)	45,861	40,910	9,668	50,578	(3,768)	46,810
Food and beverage expense	39,646	3,663	43,309	(2,684)	40,625	39,333	7,733	47,066	(2,639)	44,427
Other hotel expense	62,109	3,417	65,526	(4,643)	60,883	56,341	9,148	65,489	(3,702)	61,787
General and administrative expense	26,311	1,992	28,303	(1,904)	26,399	24,826	4,882	29,708	(2,251)	27,457
Total Hotel Expenses	174,089	13,127	187,216	(13,448)	173,768	161,410	31,431	192,841	(12,360)	180,481

Hotel EBITDA	68,145	3,865	72,010	(4,134)	67,876	70,084	8,048	78,132	(3,714)	74,418
Non-current year property tax related adjustments	293	—	293	—	293	(208)	—	(208)	—	(208)
Hotel EBITDA adjusted for non-current year property tax related adjustments	68,438	3,865	72,303	(4,134)	68,169	69,876	8,048	77,924	(3,714)	74,210

Non-hotel operating income	515	—	515	—	515	366	—	366	—	366
Amortization of lease intangibles	(1,028)	—	(1,028)	—	(1,028)	(1,029)	—	(1,029)	—	(1,029)
Amortization of favorable and unfavorable contracts, net	(46)	—	(46)	—	(46)	(113)	—	(113)	—	(113)
Non-cash straightline lease expense	(507)	—	(507)	—	(507)	(694)	—	(694)	—	(694)
Capital lease obligation interest - cash ground rent	351	—	351	—	351	351	—	351	—	351
Non-current year property tax related adjustments	(293)	—	(293)	—	(293)	208	—	208	—	208
Hotel laundry closing costs	—	—	—	—	—	(199)	—	(199)		(199)
Corporate overhead	(6,555)	—	(6,555)	—	(6,555)	(5,430)	—	(5,430)	—	(5,430)
Depreciation and amortization	(36,235)	(1,824)	(38,059)	2,854	(35,205)	(34,339)	(2,384)	(36,723)	1,849	(34,874)
Operating Income	24,640	2,041	26,681	(1,280)	25,401	28,997	5,664	34,661	(1,865)	32,796

Interest and other income	743	—	743	—	743	142	—	142	—	142
Interest expense	(18,699)	—	(18,699)	1,347	(17,352)	(18,721)	(1,337)	(20,058)	1,337	(18,721)
Income tax provision	(1,435)	—	(1,435)	—	(1,435)	(1,148)	—	(1,148)	—	(1,148)
Income from discontinued operations	—	—	—	—	—	1,844	—	1,844	—	1,844
Net Income	$5,249	$2,041	$7,290	$67	$7,357	$11,114	$4,327	$15,441	$(528)	$14,913

(1)             Actual represents the Company’s ownership results for the 29 hotels held for investment as of December 31, 2013.

(2)             Prior Ownership Adjustments represent prior ownership results for the Hyatt Regency San Francisco acquired on December 2, 2013, along with the Company’s pro forma adjustments for depreciation expense.

(3)             Pro Forma Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for interest and depreciation expense as applicable for the 29 hotels held for investment as of December 31, 2013.

(4)             Non-Comparable Hotel represents the Company’s ownership results and prior ownership results for the Boston Park Plaza acquired on July 2, 2013, along with the Company’s actual and pro forma adjustments for interest and depreciation expense.

(5)             Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for interest and depreciation expense as applicable for the 28 Comparable Hotels, which include the 29 hotels held for investment as of December 31, 2013, excluding the Boston Park Plaza.

(6)             Actual represents the Company’s ownership results for the 26 hotels held for investment as of December 31, 2012.  The room count has been adjusted to include four rooms added by the Hyatt Regency Newport Beach during the second quarter of 2013, as well as one room added by the Renaissance Westchester and two rooms added by the Hyatt Chicago Magnificent Mile during the third quarter of 2013.

(7)             Prior Ownership Adjustments represent prior ownership results for the Hilton New Orleans St. Charles acquired on May 1, 2013, the Boston Park Plaza acquired on July 2, 2013, and the Hyatt Regency San Francisco acquired on December 2, 2013, along with the Company’s pro forma adjustments for interest and depreciation expense.

(8)             Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.

(9)             Hotel EBITDA Margin for the three months ended December 31, 2013 includes the additional expense of $0.3 million related to fees incurred for a successful real estate tax appeal at the Hilton New Orleans St. Charles, the benefit of which will not be recorded until 2014. Hotel EBITDA Margin for the three months ended December 31, 2012 includes the additional benefit of $0.2 million related to prior year property tax credits. Excluding these non-current year property tax items, Comparable Hotel EBITDA margin for the three months ended December 31, 2013 and 2012 would have been 28.2% and 29.1%, respectively.

Sunstone Hotel Investors, Inc.
Comparable Hotel EBITDA and Margins
(Unaudited and in thousands except hotels and rooms)

	Year Ended December 31, 2013					Year Ended December 31, 2012
	Actual (1)	Prior Ownership Adjustments (2)	Pro Forma Comparable (3)	Non-Comparable Hotel (4)	Comparable (5)	Actual (6)	Prior Ownership Adjustments (7)	Pro Forma Comparable (3)	Non-Comparable Hotel (4)	Comparable (5)
Number of Hotels	29		29	(1)	28	26	3	29	(1)	28
Number of Rooms	13,744		13,744	(1,053)	12,691	11,639	2,105	13,744	(1,053)	12,691

Hotel EBITDA Margin (8)	29.1%	22.2%	28.3%	26.4%	28.4%	29.2%	21.8%	27.9%	25.8%	28.0%
Hotel EBITDA Margin adjusted for non-current year property tax related and CAM adjustments, net (9)	29.1%		28.3%		28.4%	29.1%		27.8%		28.0%
Hotel Revenues
Room revenue	$653,955	$87,027	$740,982	$(53,079)	$687,903	$576,146	$130,949	$707,095	$(49,646)	$657,449
Food and beverage revenue	213,346	26,926	240,272	(14,491)	225,781	200,810	35,171	235,981	(13,441)	222,540
Other operating revenue	49,903	5,426	55,329	(2,927)	52,402	46,134	9,096	55,230	(3,047)	52,183
Total Hotel Revenues	917,204	119,379	1,036,583	(70,497)	966,086	823,090	175,216	998,306	(66,134)	932,172

Hotel Expenses
Room expense	170,361	27,914	198,275	(16,308)	181,967	147,309	40,931	188,240	(14,724)	173,516
Food and beverage expense	147,713	23,550	171,263	(10,606)	160,657	139,106	30,253	169,359	(10,026)	159,333
Other hotel expense	234,089	27,685	261,774	(16,926)	244,848	207,003	45,084	252,087	(15,773)	236,314
General and administrative expense	98,486	13,727	112,213	(8,021)	104,192	89,480	20,764	110,244	(8,534)	101,710
Total Hotel Expenses	650,649	92,876	743,525	(51,861)	691,664	582,898	137,032	719,930	(49,057)	670,873

Hotel EBITDA	266,555	26,503	293,058	(18,636)	274,422	240,192	38,184	278,376	(17,077)	261,299
Non-current year property tax related and CAM adjustments, net	399	—	399	—	399	(704)	—	(704)	—	(704)
Hotel EBITDA adjusted for non-current year property tax related and CAM adjustments, net	266,954	26,503	293,457	(18,636)	274,821	239,488	38,184	277,672	(17,077)	260,595

Non-hotel operating income	1,873	—	1,873	—	1,873	1,582	—	1,582	—	1,582
Amortization of lease intangibles	(4,112)	—	(4,112)	—	(4,112)	(4,113)	—	(4,113)	—	(4,113)
Amortization of favorable and unfavorable contracts, net	(320)	—	(320)	—	(320)	(206)	—	(206)	—	(206)
Non-cash straightline lease expense	(2,055)	—	(2,055)	—	(2,055)	(2,777)	—	(2,777)	—	(2,777)
Capital lease obligation interest - cash ground rent	1,404	—	1,404	—	1,404	819	585	1,404	—	1,404
Hotel laundry closing costs	—	—	—	—	—	(623)	—	(623)	—	(623)
Management company transition costs	—	—	—	—	—	(641)	—	(641)	—	(641)
Non-current year property tax related and CAM adjustments, net	(399)	—	(399)	—	(399)	704	—	704	—	704
Corporate overhead	(26,671)	—	(26,671)	—	(26,671)	(24,316)	—	(24,316)	—	(24,316)
Depreciation and amortization	(137,476)	(14,444)	(151,920)	7,396	(144,524)	(130,907)	(24,585)	(155,492)	7,396	(148,096)
Operating Income	99,198	12,059	111,257	(11,240)	100,017	79,010	14,184	93,194	(9,681)	83,513

Interest and other income	2,821	—	2,821	—	2,821	297	—	297	—	297
Interest expense	(72,239)	(2,647)	(74,886)	5,317	(69,569)	(76,821)	(4,569)	(81,390)	5,317	(76,073)
Loss on extinguishment of debt	(44)	—	(44)	—	(44)	(191)	—	(191)	—	(191)
Income tax provision	(8,145)	—	(8,145)	—	(8,145)	(1,148)	—	(1,148)	—	(1,148)
Income from discontinued operations	48,410	—	48,410	—	48,410	48,410	—	48,410	—	48,410
Net Income	$70,001	$9,412	$79,413	$(5,923)	$73,490	$49,557	$9,615	$59,172	$(4,364)	$54,808

(1)	Actual represents the Company’s ownership results for the 29 hotels held for investment as of December 31, 2013.
(2)

Prior Ownership Adjustments represent prior ownership results for the Hilton New Orleans St. Charles acquired on May 1, 2013, the Boston Park Plaza acquired on July 2, 2013, and the Hyatt Regency San Francisco acquired on December 2, 2013, along with the Company’s pro forma adjustments for interest and depreciation expense.

(3)

Pro Forma Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for interest and depreciation expense as applicable for the 29 hotels held for investment as of December 31, 2013.

(4)

Non-Comparable Hotel represents the Company’s ownership results and prior ownership results for the Boston Park Plaza acquired on July 2, 2013, along with the Company’s actual and pro forma adjustments for interest and depreciation expense.

(5)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for interest and depreciation expense as applicable for the 28 Comparable Hotels, which include the 29 hotels held for investment as of December 31, 2013, excluding the Boston Park Plaza.

(6)

Actual represents the Company’s ownership results for the 26 hotels held for investment as of December 31, 2012. The room count has been adjusted to include four rooms added by the Hyatt Regency Newport Beach during the second quarter of 2013, as well as one room added by the Renaissance Westchester and two rooms added by the Hyatt Chicago Magnificent Mile during the third quarter of 2013.

(7)

Prior Ownership Adjustments represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired on June 4, 2012, the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired on July 19, 2012, the Hilton New Orleans St. Charles acquired on May 1, 2013, the Boston Park Plaza acquired on July 2, 2013, and the Hyatt Regency San Francisco acquired on December 2, 2013, along with the Company’s pro forma adjustments for capital lease obligation interest, mortgage interest and depreciation expense.

(8)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.
(9)

Hotel EBITDA Margin for the year ended December 31, 2013 includes the additional expense of $0.1 million in prior year property tax assessments and the additional expense of $0.3 million related to fees incurred for a successful real estate tax appeal at the Hilton New Orleans St. Charles, the benefit of which will not be recorded until 2014. Hotel EBITDA Margin for the year ended December 31, 2012 includes the additional benefit of $0.7 million in prior year property tax credits. Excluding these non-current year property tax items, Comparable Hotel EBITDA margin for the years ended December 31, 2013 and 2012 would have been 28.4% and 28.0%, respectively.